EXHIBIT 23.1

                   CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


James E. Slayton, CPA
3867 West Market Street
Suite 208
Akron, Ohio 44333

To Whom It May Concern:

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) which grants an aggregate of 950,000 Shares of Common stock of Nutek, Inc., under a certain "Consulting Agreements" with Richard Simpson; Paul D. Draper, Attorney; Howard Waldman and Daniel Delmonico and to the incorporation by reference therein of our report dated January 12, 2000, and May 4, 2000, with respect to the consolidated financial statements of the Company included in its Registration Statement and the quarterly reports filed with the Securities and Exchange Commission.


/s/
-------------------------
James L. Slayton, CPA

February 22, 2001